EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in this Registration Statement on Form F-4 of Amethyst Financial Company Ltd. and Form S-4 of Pride International, Inc. of our report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Notes 1 and 5 to the financial statements) dated October 15, 1999 relating to the financial statements of Amethyst Financial Company Ltd., which appears in this Registration Statement. We also consent to the references to us under the headings "Experts" and "Independent Public Accountants" in this Registration Statement.



                                          PRICEWATERHOUSECOOPERS N.V.

Rotterdam, The Netherlands
December 8, 1999